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                 SEPARATION, CONSULTING AND NONCOMPETITION AGREEMENT


     AGREEMENT, dated October 8, 1998, between INACOM CORP. ("Parent") and WILLIAM Y. TAUSCHER ("Tauscher").


RECITALS:

     (a) The Parent has entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Parent or its subsidiary will merge with Bulldog, Inc. ("the Company").

     (b) Tauscher is a shareholder and long time employee of the Company and has been instrumental in the successful establishment, growth and development of the Company.

     (c) The Parent desires to retain the services of Tauscher to assist the Company in the transition and integration of the Company following the closing of the merger.


AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

     1. TERMINATION OF EMPLOYMENT. Effective on the Closing Date under the Merger Agreement (the "Closing Date"), Tauscher hereby resigns as an officer and/or director of Company and its subsidiaries and affiliates. Notwithstanding such resignation, Tauscher shall remain an employee of the Company for the term of this Agreement performing the services set forth herein. During such time, the parties agree that Tauscher shall be treated as an employee for purposes of his outstanding stock options. At Tauscher's option, Tauscher, at any time, may elect to resign as an employee and upon such resignation become a consultant as set forth in Section 2.

     2. TAUSCHER. Effective upon Tauscher's resignation as an employee, Parent shall retain Tauscher as a consultant and Tauscher shall act as a consultant to Parent upon the terms and conditions herein. At such time, Tauscher's services shall be those of an independent contractor, not an employee, and, as such, Tauscher shall not be nor hold himself out as an officer, partner, employee, or agent of the Parent or any of its subsidiaries or affiliates.

     3. SERVICES. Effective as of the Closing Date Tauscher shall be a general advisor and consultant to the Company and Parent in connection with the transition and integration that will occur after closing. Tauscher shall report solely to the Chief Executive Officer of Parent ("CEO"). These services will include assisting Parent in its efforts to retain key personnel and customer

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accounts, and achievement of post closing synergies.  The time spent by Tauscher performing duties hereunder shall be reasonably determined by Tauscher in good faith in consultation with CEO. Tauscher shall be provided secretarial and office services as reasonably necessary to provide the services contemplated by this Agreement at a location designated in good faith by Tauscher.

     4. FEES. Effective as of the Closing Date, in consideration for his services to be rendered under this Agreement and for agreement to and compliance with the terms of this Agreement, Parent shall, regardless of Tauscher's inability to perform services as a result of sickness or disability, pay a Base Fee to Tauscher of $1,000,000 per year payable bi-weekly. Tauscher shall also be eligible to receive an incentive bonus ("Incentive Bonus") of up to $3,000,000 in accordance with the provisions set forth on Addendum A, attached hereto and incorporated herein by this reference. In the event of Tauscher's death prior to one year from the Closing Date, Tauscher's estate (or beneficiary designated in writing to the Parent) shall be paid the Base Fee less any portions of the Base Fee previously paid and the Incentive Bonus to the extent the objectives are met in accordance with Addendum A. Upon presenting receipts and other necessary documentation to the Parent, the Parent shall also reimburse Tauscher for all reasonable travel and business expenses incurred by Tauscher in providing services to the Parent or the Company in accordance with Parent's normal expense reimbursement practices. Tauscher shall be allowed to travel airline first class on Parent duties and during the term hereof, shall be provided continued use of the automobile he currently has with the Company in accordance with the same terms and conditions as provided by the Company.

     5. TERM. The term of Tauscher's services hereunder shall be for the period commencing on the Closing Date and ending upon the earliest of the following events:

     (a)  One year following the Closing Date; and

     (b)  Death of Tauscher.

     6. CONFIDENTIAL INFORMATION AND TRADE SECRETS. Tauscher recognizes and acknowledges that Parent and its affiliates have developed and continue to develop and use commercially valuable proprietary technical and nontechnical information which is vital to the success of Parent's business, and furthermore, that Parent utilizes trade secrets in formulating, promoting, financing and selling its products which are entitled to protection from disclosure. Tauscher shall hold in strict confidence and shall not disclose to any third party, except as required by law and except to authorized persons in the course of his consulting with Parent, any information of a confidential nature not generally available to the public which has become known to Tauscher during his employment with the Company, or which becomes known to Tauscher in his course of consulting with Parent, relating to the business operations of Parent, or its affiliates or their customers.

     7. NONCOMPETITION. Tauscher agrees that, from and after the Closing Date, he shall not, in the United States of America, associate in any capacity whatsoever, whether as a promoter, owner, officer, director, employee, partner, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise, in any business engaged in the business conducted by the Parent or its affiliates a type competitive, directly or indirectly, with the business of the Parent or its

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affiliates for a period of time commencing on the Closing Date hereof and continuing thereafter for one year, other than passive ownership of up to 5% of the outstanding shares of a publicly traded company. If Tauscher fails to keep and perform every covenant of Paragraphs 6 and 7 hereof, the Parent shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which the Parent may have. If any portion of this Paragraph 7 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Paragraph. If any court in which the Parent seeks to have the provision of this Paragraph specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area. The covenants on the part of Tauscher under this Paragraph shall be construed as a agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Tauscher against the Parent, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Parent of said covenants.

     8. NON-INTERFERENCE AGREEMENT. Tauscher covenants and agrees that for a period of one year following the Closing Date, he will not, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization: (i) solicit, take away, hire, employ or endeavor to employ any person who is an employee of the Parent, the Company or any of their subsidiaries or affiliates, and shall further refrain from providing, directly or indirectly, assistance to any third party who seeks to solicit, take away, hire, employ or endeavor to employ any such person, (ii) interfere with the continuance of inventory and supplies to the Parent or the Company (or terms relating thereto), from any suppliers who have been supplying goods, materials or services to the Parent or the Company at any time during the one year preceding the date of this Agreement; (iii) interfere with any of the Parent's or the Company's existing or potential contracts or relationships with any independent contractor, customer, client or consultant thereof; or (iv) interfere with any existing or proposed contract between the Parent or the Company and any other party whatsoever. Notwithstanding the preceding, the parties acknowledge that certain employees ("Transition Employees") of the Company will be retained by the Company for only a short period following the Closing Date. Tauscher is free to contact and hire the Transition Employees after their termination of employment with the Company.

     9. RETURN OF INFORMATION/PROPERTY. Tauscher agrees that he will return to the Company, not later than thirty days from the Closing Date, all copies of all documents, computer disks, tapes or other tangible media of any sort which he has in his possession or under his custody or control, whether developed by him or others, that are property of the Company or that contain the confidential or proprietary information of the Company or that relate in any manner to his duties of the Company or his positions with the Company other than media containing information otherwise available to the public, that relate to Tauscher's contractual rights arising from his employment or that Tauscher must retain in order to provide the services hereunder. Any media retained by Tauscher as being necessary to perform the services hereunder together with all copies thereof and any excerpts therefrom or analysis thereof, in whatever media maintained, shall be returned to the Company within thirty days following the termination of Tauscher's consulting period.

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     10.  COMMUNICATIONS. Tauscher agrees not to disparage or make any disparaging remarks or send any disparaging communications concerning the Parent, the Company, or any of their affiliates, or with respect to any existing or future products, the business, the financial condition or the prospects of the Parent, the Company, or any of their affiliates, or with respect to any officer, director or employee of the Parent, the Company or any of their affiliates, unless Tauscher is required to make such disclosure pursuant to applicable law. Parent and the Company agree not to disparage or make any disparaging remark or send any disparaging communications concerning Tauscher or Tauscher's services on behalf of Parent or the Company or Tauscher's termination of employment with the Parent or the Company, unless the Parent or Company is required to make such disclosure pursuant to applicable law. Tauscher and the Parent shall consult with each other in good faith before issuing any press release or otherwise making any public statement with respect to this Agreement, and neither party shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any National Securities Exchange or by the National Association of Security Dealers, Inc.

     11. COOPERATION. Tauscher agrees to cooperate fully with the Parent and the Company as reasonably directed by the Parent or the Company by responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents, and cooperating with the Parent, the Company and their accountants and legal counsel with respect to business issues and/or claims and litigation of which he has personal or corporate knowledge, provided that Tauscher shall not be required to take any action that unreasonably interferes with Tauscher's other activities. Tauscher further agrees to maintain in strict confidence any information with respect to which he has knowledge regarding current and/or future claims, administrating proceedings and litigation. Tauscher agrees to communicate with any parties, their legal counsel or other person, firm or entity adverse to the Parent or the Company in any such claims, administrating proceedings or litigation solely through the Parent's designated legal counsel. Tauscher shall be entitled to reimbursement (or payment in advance) for reasonable out-of-pocket expenses for travel, meals and lodging in connection with any cooperation services provided at the Parent's or the Company's request pursuant to this paragraph.

     12.  ENFORCEMENT OF COVENANTS.   The parties agree that violation of any
obligation imposed by this Agreement shall cause irreparable damage, and, if so, that the injured party shall be entitled to obtain an injunction or decree of specific performance from any court of competent jurisdiction restraining the other from such violation, and directing performance according to the terms of this Agreement. Such remedies shall be cumulative and nonexclusive of any other remedies either party may have including, but not limited to, the recovery of actual damages. The parties further agree that the injured party will be entitled to indemnification in full for all costs and expenses, including reasonable attorney fees, which may be incurred by any such party as a result of the breach of any term, condition or covenant of this Agreement by the other. Any amount payable hereunder that is not paid when due shall bear interest from the date due until paid at an annual rate of 12%.


     13. INTERIM PERIOD. During the period from the date hereof through the earlier of the Closing Date, or the termination of the Merger Agreement, Tauscher shall use his reasonable best

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efforts to (i) assist the Company and Parent to consummate the Merger, subject, however, to the provisions of the Merger Agreement, (ii) preserve intact the Company's present business organization, (iii) keep available to the Company the services of its present officers and key employees, (iv) preserve the Company's business relationships and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Company or its subsidiaries, all to the end that the Company and its subsidiaries' goodwill and ongoing business shall be unimpaired at the Closing Date. Without limiting the foregoing, during such time Tauscher shall use his reasonable best efforts to not take any action that interferes with, or impedes, the Company's ongoing relationships with the Company's employees, customers or suppliers.

     14. EMPLOYEE BENEFITS. Tauscher shall not be entitled to any fringe benefits provided by Parent or its affiliates other than medical benefits which shall be provided.

     15. TAXES. Except as provided hereafter, the Parent shall not be obligated to reimburse Tauscher for Tauscher's liability to pay any applicable Federal, state or local income or employment taxes which result from any payments made pursuant to this Agreement. Notwithstanding the forgoing, in the event that any payment by the Parent to or for the benefit of Tauscher (whether paid or payable) pursuant to the terms of this Agreement, but determined without regard to any additional payments required by this Paragraph 15 ("Payment") is subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by Tauscher with respect to such excise tax, or any similar excise tax levyed by any state or local government (such excise tax and any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), then Tauscher shall receive an additional payment ("Gross-up Payment") in an amount such that after payment by Tauscher of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed on the Gross-up Payment, Tauscher retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The determination of the amount of the Gross-up Payment, if any, and the assumptions to be utilized in arriving at such determination, shall be made by the Parent's outside auditors and shall be reasonable and based upon the actual circumstances of Tauscher and the Parent.

     16. APPOINTMENT. At or immediately following the Closing Date, Parent shall take such action as may be necessary to cause Tauscher to be elected to the Parent's Board of Directors. Thereafter, the Parent shall nominate and solicit proxies in good faith to elect Tauscher as a Director of the Parent at each annual meeting of the Parent's stockholders, at which Tauscher's term expires, held after the Closing Date and during the term of this Agreement. Tauscher agrees that at the end of the term of this Agreement, Tauscher shall resign as a Director of the Parent.

     17. KNOWING AND VOLUNTARY. Tauscher acknowledges that he has carefully read this Agreement, understands its meaning and intent, has had an opportunity to discuss this Agreement with legal counsel and other advisors in its entirety to the extent necessary to evaluate the benefits and the terms of this Agreement and that he has signed this Agreement freely and voluntarily and without undue influence.

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     18.  NON-WAIVER.  The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

     19. ASSIGNMENT. This Agreement and all rights hereunder are personal to Tauscher and shall not be assignable and any purported assignment thereof shall not be valid and binding on Parent. Parent may assign this Agreement and all of its rights hereunder to any person, firm or corporation succeeding to substantially all of the business of Parent.

     20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

     21. APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

     22.  ARBITRATION.   Any controversy or claim arising out of, or relating
to, this Agreement, or its breach, shall be settled by arbitration in either Atlanta, Washington D.C. or San Francisco (as determined by Tauscher) in accordance with the then governing rules of the American Arbitration Association. Judgement upon the award rendered may be entered in and enforced in any court of competent jurisdiction.

     23. ATTORNEY FEES. Parent shall pay up to $3,000 of Tauscher's documented attorneys fees incurred in connection with the negotiation and execution of this Agreement.

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     IN WITNESS WHEREOF, this Separation, Consulting and Noncompetition
Agreement has been executed by the parties hereto on the date first forth above.


                              INACOM CORP.



/s/ William Y. Tauscher              By:  /s/ Bill L. Fairfield
------------------------                 --------------------------------------
WILLIAM Y. TAUSCHER
                                     Its: President and Chief Executive Officer



















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                                    ADDENDUM A

                      CONSULTING AND NONCOMPETITION AGREEMENT
                        INACOM CORP. AND WILLIAM Y. TAUSCHER
                               DATED OCTOBER 8, 1998

     The potential incentive bonus of $3,000,000 shall be based upon the following three objectives (i) retention of the employees listed herein following the Closing Date ("Employee Objective"), (ii) retention of the clients listed herein following the Closing Date ("Client Objective"), and
(iii) accomplishment of the synergies listed herein ("Synergies Objective"). The portion of the incentive bonus for each objective shall be $1,000,000 for the Employee Objective, $1,000,000 for the Client Objective and $1,000,000 for the Synergies Objective. The objectives and payment terms are set forth on the Bonus Schedule attached hereto.




















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